Exhibit 99.1

For release: November 3, 2015	Contact: Brian Dingerdissen
Chief of Staff
O: 610.645.1191
BJDingerdissen@AquaAmerica.com

Donna Alston
Manager, Communications
O: 610.645.1095
M: 484.368.4720
DPAlston@AquaAmerica.com

AQUA AMERICA REPORTS EARNINGS FOR THIRD QUARTER

•	Third quarter revenues increased 5 percent to $221.1 million

•	Income from continuing operations of $67.4 million; $0.38 per share (diluted)

•	Year-to-date acquisitions add approximately 9,300 customer connections

Bryn Mawr, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending September 30, 2015.

Third Quarter Operating Results

Revenues increased to $221.1 million, or 5 percent, compared to $210.5 million for the third quarter of 2014. Higher consumption due to weather conditions accounted for approximately 40 percent of the increase. Acquisitions in both the regulated and market-based businesses also accounted for approximately 40 percent of the total increase, with rates, surcharges and organic growth contributing to the remaining approximate 20 percent.

Operations and maintenance expenses were $78.5 million for the third quarter of 2015, compared to $72.4 in the third quarter of 2014. Aqua’s acquisitions accounted for 5 percent of the 8.5 percent increase in operations and maintenance expenses. Management expects same-system operations and maintenance expenses to increase by 1 to 3 percent for the full year.

For the third quarter, Aqua America reported income from continuing operations of $67.4 million, which is compared to $67.7 million in 2014. Diluted income from continuing operations per share was $0.38 for the quarter, which matched third quarter results in the previous year.

As of September 30, Aqua reported year-to-date income from continuing operations of $173.4 million, which is up 5.1 percent from $164.9 million during the same time frame in 2014. Diluted income from continuing operations per share rose to $0.98, an increase of 5.4 percent from $0.93 reported in 2014. Revenues increased 4.9 percent to $617.1 million, comparing favorably to the $588.5 million reported in 2014. Operations and maintenance expenses were $231.5 million for the first nine months of the year.

“Aqua delivered another quarter of strong financial results highlighted by a 5 percent increase in revenue compared to the same quarter in 2014,” said President and Chief Executive Officer of

Aqua America Christopher Franklin. “Management remains focused on growing Aqua’s customer base through prudent, strategic acquisitions, investing the needed capital to address the nation’s troubled water and wastewater infrastructure and creating efficiencies throughout the entire company. Given our performance through the first nine months of the year, we are comfortable reaffirming 2015 guidance of $1.25 to $1.27 earnings per share.”

Capital Expenditures

Through the first three quarters of 2015, as part of its capital investment plan, Aqua has invested approximately $257 million to improve its infrastructure systems. The company expects to invest more than $325 million by year-end and more than $1 billion over the next three years. The capital investments made in the infrastructure of the communities Aqua serves are paramount to helping the company accomplish its mission of delivering safe water and reliable water and wastewater services to its customers.

Dividend

On October 16, 2015 Aqua America’s board of directors declared a quarterly cash dividend of $0.178 per share of common stock. This dividend will be payable on December 1, 2015, to shareholders of record on November 13, 2015. Aqua has paid a consecutive quarterly dividend for 70 years.

Rate Activity

Year-to-date, Aqua America’s regulated subsidiaries received rate awards and infrastructure surcharges in New Jersey, Pennsylvania (wastewater), Illinois, North Carolina, Ohio, and Texas, estimated to increase annualized revenues by approximately $7.7 million. The company has $2.4 million in rate or surcharge proceedings pending in New Jersey and Virginia, which include annualized billings of $1.7 million since January 2015 that are subject to refund, based on the outcome of the final commission order. Additionally, Aqua America’s state subsidiaries are expected to seek rate relief by filing rate requests or surcharges of approximately $4.3 million through the remainder of 2015.

Acquisition Growth in Regulated Operations

On October 14th, Aqua’s Pennsylvania subsidiary completed the $245,000 purchase of Robin Hood Lakes Water Company in Polk Township, Monroe County. The water system serves 210 customer connections and will be operated by the company’s White Haven Division, helping to fill out its footprint in Monroe County where Aqua Pennsylvania serves customers in Hamilton and Ross townships. Aqua Pennsylvania expects to invest roughly $450,000 over the next 5 years to enhance the system.

Thus far in 2015, Aqua has completed acquisitions in Illinois, Pennsylvania, New Jersey, Virginia, North Carolina and Texas – four of which were municipal systems. This year, the company has grown its national customer base through acquisitions by approximately 9,300 connections, representing year-to-date customer growth of approximately one percent. Coupled with organic growth, the company anticipates it will increase its customer base by 1.7 to 2 percent in 2015.

Market-Based Activities

Aqua’s market-based activities’ revenue increased to $8.1 million or 11.6 percent compared to $7.3 million reported in the third quarter of 2014, with Tri-State Grouting being the main driver of revenue growth for the business unit. Market-based activities’ operations and maintenance expenses increased by 14.1 percent to $6.8 million, compared to the same time frame in 2014. Through September 30, 2015, revenue for market-based activities has increased to $26.9 million, or 53.7 percent compared to the same period in the previous year.

Financial Information

As of September 30, 2015 Aqua America’s weighted average cost of fixed-rate long-term debt was 4.7 percent and the company had $206 million available on its credit lines. In September, Standard & Poor’s reiterated the longstanding A+ rating and Stable Outlook for Aqua’s largest subsidiary, Aqua Pennsylvania.

2015 Guidance

•	Earnings per diluted common share of $1.25 to $1.27

•	Total customer base growth of 1.7 to 2 percent

•	Same-system operations and maintenance expenses increase of 1 to 3 percent

•	$325 million in capital investments; $1 billion through 2017

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Earnings Call Information

Date: November 4, 2015

Time: 11 a.m. ET (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-In #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 230544

The company’s conference call with financial analysts will take place on Wednesday, November 4, 2015 at 11 a.m. Eastern Standard Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on November 4, 2015 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 230544). International callers can dial +1 719.457.0820 (pass code 230544).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Caution Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s expected same-system operations and maintenance expense increase; the company’s ability to control expenses and maintain its efficiency; the continuation of the company’s growth-through-acquisition program and the expectations for customer growth from this program; the expected increase in customer base for the year; the guidance range of earnings per share for the year; the anticipated rate filings and the estimated revenues from rate awards received; the anticipated amount of capital investment for the year and the next three years; the expected capital investments to be made by the company in the next 5 years for the Robin Hood Lakes water system; and the company’s continuation of investments in strategic ventures. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure due to its financial position; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

# # #

WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating revenues	$221,051	$210,535	$617,137	$588,514

Income from continuing operations	$67,429	$67,711	$173,356	$164,930

Net income attributable to common shareholders	$67,429	$67,996	$173,356	$166,424

Basic income from continuing operations per common share	$0.38	$0.38	$0.98	$0.93
Diluted income from continuing operations per common share	$0.38	$0.38	$0.98	$0.93

Basic net income per common share	$0.38	$0.38	$0.98	$0.94
Diluted net income per common share	$0.38	$0.38	$0.98	$0.94

Basic average common shares outstanding	176,704	176,900	176,891	176,933
Diluted average common shares outstanding	177,495	177,908	177,670	177,872

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating revenues	$221,051	$210,535	$617,137	$588,514

Cost & expenses:
Operations and maintenance	78,519	72,374	231,454	214,435
Depreciation	31,981	29,482	93,530	91,689
Amortization	816	806	2,589	2,685
Taxes other than income taxes	14,663	12,815	43,079	37,943

Total	125,979	115,477	370,652	346,752

Operating income	95,072	95,058	246,485	241,762

Other expense (income):
Interest expense, net	19,239	18,990	56,804	57,393
Allowance for funds used during construction	(1,708)	(1,195)	(3,930)	(3,299)
(Gain) loss on sale of other assets	(170)	(75)	(338)	133
Equity loss in joint venture	698	736	1,496	2,673

Income from continuing operations before income taxes	77,013	76,602	192,453	184,862
Provision for income taxes	9,584	8,891	19,097	19,932

Income from continuing operations	67,429	67,711	173,356	164,930

Discontinued operations:
Income from discontinued operations before income taxes	—	472	—	2,497
Provision for income taxes	—	187	—	1,003

Income from discontinued operations	—	285	—	1,494

Net income attributable to common shareholders	$67,429	$67,996	$173,356	$166,424

Income from continuing operations per share:
Basic	$0.38	$0.38	$0.98	$0.93
Diluted	$0.38	$0.38	$0.98	$0.93

Income from discontinued operations per share:
Basic	$—	$0.00	$—	$0.01
Diluted	$—	$0.00	$—	$0.01

Net income per common share:
Basic	$0.38	$0.38	$0.98	$0.94
Diluted	$0.38	$0.38	$0.98	$0.94

Average common shares outstanding:
Basic	176,704	176,900	176,891	176,933

Diluted	177,495	177,908	177,670	177,872

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30, 2015	December 31, 2014

Net property, plant and equipment	$4,605,512	$4,401,990
Current assets	168,307	152,522
Regulatory assets and other assets	927,526	852,240

Total assets	$5,701,345	$5,406,752

Total equity	$1,728,681	$1,655,383
Long-term debt, excluding current portion	1,681,114	1,560,655
Current portion of long-term debt and loans payable	75,629	77,013
Other current liabilities	140,393	148,322
Deferred credits and other liabilities	2,075,528	1,965,379

Total liabilities and equity	$5,701,345	$5,406,752